Exhibit 99.1

TEL 713.627.7474 FAX 713.626.3650 5151 San Felipe, Suite 800 Houston, Texas 77056 www.txpetrochem.com

FOR IMMEDIATE RELEASE

TPC GROUP REPORTS THIRD QUARTER 2012 FINANCIAL RESULTS

•	Third quarter net income was $7 million, or $0.46 per diluted share, compared to $9 million, or $0.58 per diluted share, last year

•	Third quarter Adjusted EBITDA was $33 million versus $34 million last year

•	Excluding impact of butadiene price changes in both periods, Adjusted EBITDA was $39 million versus $28 million last year

•	Third quarter free cash flow was $30 million versus $24 million last year

HOUSTON (Thursday, November 1, 2012) – TPC Group Inc. (NASDAQ:TPCG), a leading fee-based processor and service provider of value-added products derived from niche petrochemical raw materials, today announced its 2012 third quarter results.

The Company’s third quarter 2012 revenue was $511 million compared to $835 million in the third quarter of 2011. The 39% decline in revenue reflected a 28% decrease in the overall average selling price and 15% lower sales volume. The lower average selling price was driven primarily by a 49% decline in the benchmark contract price for butadiene, while the lower sales volume reflected softer demand due to continuing weakness in global economic conditions.

Gross profit contribution (GPC) (defined herein as revenue less cost of sales as reported in our consolidated statements of operations) for the quarter was $78.5 million compared to $77.2 million in the third quarter of 2011. The improvement of $1.3 million reflected higher Performance Products segment GPC of $6.2 million, partially offset by lower C4 Processing segment GPC of $4.9 million. The higher Performance Products GPC resulted from strong volume and margin performance in the quarter for certain product lines. The lower C4 Processing GPC reflected lower sales volume and a year-over-year negative impact of $11 million from changes in the price of butadiene during the two quarters, partially offset by our ability to capitalize on strong fundamentals in the markets for our fuels products.

Net income for the quarter was $7.3 million, or $0.46 per diluted share, compared to net income of $9.4 million, or $0.58 per diluted share, in the prior year quarter. The lower net income for the quarter reflected the improved GPC, which was more than offset by higher operating and general and administrative expenses. Net income for the first nine months of 2012 was $28.6 million, or $1.81 per diluted share, versus $55.1 million, or $3.41 per diluted share, in the first nine months of 2011. The substantial decline in net income for the nine month period was driven by the impact of butadiene price changes, which had a $40 million positive impact in the prior year period compared to a $1 million negative impact in the current year period.

Adjusted EBITDA for the third quarter of 2012 was $33.5 million compared to $34.4 million for the prior year quarter. The decrease of $0.9 million reflected lower C4 Processing segment Adjusted EBITDA of $7.1 million, due primarily to the year-over-year negative impact of the timing of changes in butadiene prices, partially offset by higher Performance Products segment Adjusted EBITDA of $5.6 million. (Adjusted EBITDA is a non-GAAP financial measure, and a reconciliation of Adjusted EBITDA to Net Income, the most closely related GAAP measure, is provided in the attached financial tables).

Butadiene pricing is sensitive to short-term supply and demand imbalances and can create significant volatility in our earnings as a result of any changes in the monthly posted market price for butadiene between the period of purchase of butadiene in the crude C4 and the period of sale of finished butadiene. During the third quarter of 2012, the price of butadiene declined 22%, which had a $5 million negative impact on our earnings. In the prior year third quarter, the price of butadiene increased 12% and had a $15 million positive impact on earnings, which was offset by a lower-of-cost-or-market charge of $9 million to write down the value of butadiene inventory as a result of a substantial decline in butadiene price in October 2011. Excluding the impact of butadiene price changes from our reported results, our underlying results for the current year quarter would have been Adjusted EBITDA of $39 million compared to Adjusted EBITDA of $28 million for the prior year quarter.

Provided in the table below, for each period presented, are the percentage increase (decrease) in the contract price of butadiene and the corresponding impact on our GPC and Adjusted EBITDA (dollars in millions):

	Three Months Ended			Nine Months Ended September 30,
	September 30,		June 30, 2012
	2012	2011		2012	2011
% increase (decrease) in butadiene contract price	(22)%	12%	(26)%	(14)%	98%

Positive (negative) impact on GPC / Adj. EBITDA	$(5)	$6	$(13)	$(1)	$40

Commenting on the Company’s results, Mike McDonnell, President and CEO, stated, “excluding the butadiene price change impact, we achieved underlying Adjusted EBITDA results of $39 million in the current year quarter compared to $28 million in the prior year quarter, driven significantly by margin expansion in fuel products and certain performance products businesses. Our strong third quarter underlying results were achieved in spite of persistent weakness in demand that affected many of our product lines. We also generated free cash flow of $30 million during the quarter. These results, which reflect the underlying performance of the Company, continue to confirm the value of the fee-based aggregation, processing and logistics services we provide, as well as our strategies of service fee and margin expansion, operational excellence and targeted volume growth”.

Business Segments

Results of Operations, C4 Processing Segment

(in millions, unaudited)

	Three Months Ended September 30,
	2012	2011	Inc (Dec)
Revenue	$406.5	$713.5	$(307.0)
GPC	53.8	58.7	(4.9)
Adjusted EBITDA	26.4	33.5	(7.1)

•

The decrease in revenue reflected a 30% decrease in average unit selling price, driven by a 49% decline in the benchmark contract price for butadiene, and 19% lower sales volume that reflected weaker demand in the current period.

•

The decreases in both GPC and Adjusted EBITDA reflected the year-over-year negative impact of butadiene price changes of $11 million and the lower sales volume, partially offset by strong margins in our products sold into fuels markets.

Results of Operations, Performance Products Segment

(in millions, unaudited)

	Three Months Ended September 30,
	2012	2011	Inc (Dec)
Revenue	$104.1	$121.8	$(17.7)
GPC	24.7	18.5	6.2
Adjusted EBITDA	13.7	8.1	5.6

•

The decrease in revenue was driven primarily by lower selling prices, resulting from lower pricing for butane and propylene which are major pricing components for a large portion of our products in this segment.

•	The higher GPC and Adjusted EBITDA reflected strong volume and margin performance in the quarter for certain product lines.

Liquidity and Capital Resources

The Company ended the quarter with $165.4 million in cash and no borrowings under the Revolving Credit Facility. Net cash flow from operating activities for the quarter was $45.1 million and capital expenditures were $15.1 million, resulting in free cash flow for the quarter of $30.0 million. Net cash provided by operating activities was positively impacted by a reduced investment in trade working capital (trade receivables, inventory and trade payables) of $17.6 million, which reflected the decline in both selling prices and raw material costs over the course of the quarter. Overall days outstanding for receivables and payables and inventory days at September 30, 2012 were all consistent with historical trends. (Free Cash Flow is a non-GAAP financial measure, and a reconciliation of Free Cash Flow to Cash Flows from Operating Activities, the most closely related GAAP measure, is provided in the attached financial tables).

Outlook for 2012

Commenting on the Company’s outlook for the fourth quarter and full year, Mr. McDonnell stated, “we continue to see a business environment characterized by general economic weakness, continued destocking in the synthetic rubber chain and a relative balance between supply and demand at the present time. We are also beginning to experience the normal seasonal decline in margins in our fuels-related products.

We continue to make progress on our strategic growth projects. Our Board of Directors recently approved our strategic project to produce on-purpose isobutylene from natural gas liquids with a total capital expenditure estimated at $265 million. The project includes refurbishment and restart of certain of our dehydrogenation assets and will provide isobutylene feedstock for our performance products and fuels products businesses. We anticipate startup of the refurbished unit in the second half of 2014. Preliminary engineering for our second strategic project, to produce on-purpose butadiene from natural gas liquids, also continues to move forward. We expect these two projects to drive our longer term growth and profit performance by capitalizing on attractive markets, projected long term shortages in butadiene, idled existing production assets and future supply of cost-advantaged butane from the shale plays. We also remain focused on our strategies to expand service fees and contractual margins in our C4 Processing segment, achieve targeted volume growth in our Performance Products segment and drive efficiencies across our operations.”

Conference Call

In conjunction with this release, the Company has scheduled a conference call for Friday, November 2, 2012 at 10:00 a.m. Eastern Time (9:00 a.m. Central Time). Interested parties may listen to the live conference call over the Internet by logging on to http://investors.tpcgrp.com/ or via phone by dialing (877) 415-4081 or internationally at (708) 290-1135. A telephone replay of the call will be available until November 16, 2012, and may be accessed via phone by dialing (855) 859-2056, and conference ID number, 57997357. Also, an archive of the webcast will be available shortly after the call on the Company's website at www.tpcgrp.com.

About TPC Group

TPC Group Inc. is a leading producer of value-added products derived from niche petrochemical raw materials, such as C4 hydrocarbons, and provider of critical infrastructure and logistics services along the Gulf Coast region. The Company sells its products into a wide range of performance, specialty and intermediate markets, including synthetic rubber, fuels, lubricant additives, plastics and surfactants. Headquartered in Houston, Texas, and with an operating history of over 68 years, the Company has manufacturing facilities in the industrial corridor adjacent to the Houston Ship Channel, Port Neches and Baytown, Texas and operates a product terminal in Lake Charles, Louisiana. For more information, visit the Company’s website at http://www.tpcgrp.com.

Cautionary Information Regarding Forward-Looking Statements

Certain statements in this news release, including our guidance estimates, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include assumptions, expectations, predictions, intentions or beliefs about future events, particularly statements that may relate to future operating results, future market and industry conditions, future commodity pricing and supply trends, stability of future margins, cash flows and profits, existing and expected competition, financing sources and availability, potential returns of capital to stockholders, the effects of seasonality and plans related to strategic alternatives or future expansion activities and capital expenditures. Although TPC Group believes that such statements are based on reasonable assumptions, no assurance can be given that such statements will prove to have been correct. A number of factors could cause actual results to vary materially from those expressed or implied in any forward-looking statements, including risks and uncertainties such as volatility in the petrochemicals industry, commodity pricing, seasonality, limitations on the Company’s access to capital, the effects of competition, leverage and debt service, general economic conditions, litigation and governmental investigations, and extensive environmental, health and safety laws and regulations. More information about the risks and uncertainties relating to TPC Group and the forward-looking statements are found in the Company’s SEC filings, including the Annual Report on Form 10-K, which are available free of charge on the SEC’s website at http://www.sec.gov. TPC Group expressly disclaims any obligation to update any forward-looking statements, including our guidance estimates, contained in this news release to reflect events or circumstances that may arise after the date of this release, except as otherwise required by applicable law. There can be no assurance that any guidance estimates included in this news release can or will be achieved.

Investor Relations
Contact:	Miguel Desdin
Email:	miguel.desdin@tpcgrp.com
Phone:	713-627-7474

Media Relations
Contact:	Sara Cronin
Email:	sara.cronin@tpcgrp.com
Phone:	713-627-7474

– tables to follow –

TPC GROUP INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions)

	September 30, 2012	June 30, 2012	December 31, 2011
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$165.4	$135.4	$107.6
Trade accounts receivable	156.0	191.4	210.8
Inventories	94.4	91.7	79.3
Other current assets	23.3	23.7	32.1

Total current assets	439.1	442.2	429.8

Property, plant and equipment, net	503.2	498.2	495.8
Investment in limited partnership	2.8	2.7	2.6
Intangible assets, net	5.9	5.9	5.9
Other assets, net	34.9	35.7	35.6

Total assets	$985.9	$984.7	$969.7

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$154.6	$169.7	$170.1
Accrued liabilities	33.7	25.6	33.8

Total current liabilities	188.3	195.3	203.9

Long-term debt	348.2	348.2	348.0
Deferred income taxes	129.4	129.4	129.4

Total liabilities	665.9	672.9	681.3

Stockholders’ equity	320.0	311.8	288.4

Total liabilities and stockholders’ equity	$985.9	$984.7	$969.7

TPC GROUP INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited) (In millions, except per share amounts)

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2012	2011	2012	2012	2011
Revenue	$510.6	$835.3	$690.1	$1,806.8	$2,183.8
Cost of sales	432.1	758.1	621.7	1,570.8	1,911.3
Operating expenses	38.4	35.6	37.0	111.2	109.9
General and administrative expenses	11.4	7.6	7.3	27.1	23.0
Depreciation and amortization	10.1	10.0	10.1	30.4	30.3

Income from operations	18.6	24.0	14.0	67.3	109.3

Other (income) expense
Interest expense, net	8.5	8.6	8.6	25.3	25.7
Other, net	(0.3)	(0.4)	(0.2)	(0.8)	(1.3)

Income before income taxes	10.4	15.8	5.6	42.8	84.9

Income tax expense	3.1	6.4	2.2	14.2	29.8

Net income	$7.3	$9.4	$3.4	$28.6	$55.1

Earnings per share:
Basic	$0.47	$0.59	$0.21	$1.83	$3.43
Diluted	$0.46	$0.58	$0.21	$1.81	$3.41

Weighted average shares outstanding:
Basic	15.7	16.0	15.7	15.7	16.0
Diluted	15.8	16.0	15.8	15.8	16.2

TPC GROUP INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited) (In millions)

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2012	2011	2012	2012	2011
Cash flows from operating activities	$45.1	$36.2	$38.6	$95.2	$44.5

Cash flows from investing activities
Capital expenditures	(15.1)	(11.8)	(12.9)	(37.9)	(32.6)

	(15.1)	(11.8)	(12.9)	(37.9)	(32.6)
Cash flows from financing activities
Exercise of stock options	—	0.2	0.4	0.5	1.0
Repurchase of common stock	—	(8.3)	—	—	(16.1)

	—	(8.1)	0.4	0.5	(15.1)

Increase (decrease) in cash and cash equivalents	30.0	16.3	26.1	57.8	(3.2)

Cash and cash equivalents at beginning of period	135.4	66.1	109.3	107.6	85.6

Cash and cash equivalents at end of period	$165.4	$82.4	$135.4	$165.4	$82.4

Changes in trade working capital
Accounts receivable	$35.4	$22.1	$56.4	$54.8	$(92.8)
Inventory	(2.7)	1.7	41.8	(15.1)	(75.4)
Accounts payable	(15.1)	(12.5)	(69.4)	(15.5)	102.8

	$17.6	$11.3	$28.8	$24.2	$(65.4)

TPC GROUP INC.

BUSINESS SEGMENT INFORMATION

(unaudited) (In millions)

	Three Months Ended			Nine Months Ended September 30,
	September 30,		June 30, 2012
	2012	2011		2012	2011
Sales volumes (lbs) (1)
C4 Processing	544.7	669.1	602.1	1,651.2	1,941.5
Performance Products	148.2	149.0	141.7	419.2	487.1

	692.9	818.1	743.8	2,070.4	2,428.6

Revenue
C4 Processing	$406.5	$713.5	$575.8	$1,483.2	$1,806.9
Performance Products	104.1	121.8	114.3	323.6	376.9

	$510.6	$835.3	$690.1	$1,806.8	$2,183.8

Cost of sales (2)(3):
C4 Processing	$352.7	$654.8	$528.4	$1,312.5	$1,597.4
Performance Products	79.4	103.3	93.3	258.3	313.9

	$432.1	$758.1	$621.7	$1,570.8	$1,911.3

Adjusted EBITDA (4):
C4 Processing	$26.4	$33.5	$20.8	$91.1	$130.9
Performance Products	13.7	8.1	10.5	33.7	31.7
Corporate (5)	(6.6)	(7.2)	(6.4)	(20.8)	(21.7)

	$33.5	$34.4	$24.9	$104.0	$140.9

1)	Sales volumes represent product sales volumes only and do not include volumes of products delivered under tolling or similar arrangements, in which we do not purchase the raw materials, but process raw materials for another party for a specified fee.
2)	Cost of sales does not include operating expenses or depreciation and amortization expense.
3)	Cost of sales for the three months ended June 30, 2012 includes lower-of-cost-or-market adjustments for C4 Processing and Performance Products segments of $2.2 million and $0.6 million, respectively. Cost of sales for the three and nine months ended September 30, 2011 includes lower-of-cost-or-market adjustments for C4 Processing and Performance Products segments of $9.7 million and $0.1 million, respectively.
4)	See below for a discussion of Adjusted EBITDA and a reconciliation of Adjusted EBITDA to Net Income for all periods presented. Net Income is the most directly comparable GAAP measure reported in the Condensed Consolidated Statements of Operations.
5)	Corporate expenses exclude transaction expenses of $4.5 million and $0.6 million for the three month periods ended September 30, 2012 and June 30, 2012, respectively, and $5.5 million for the nine months ended September 30, 2012.

TPC GROUP INC.

RECONCILIATION OF EBITDA TO NET INCOME

(unaudited) (In millions)

Provided in the table below is a reconciliation of Adjusted EBITDA, a non-GAAP financial measure defined below, to Net Income, the most closely related GAAP measure.

Adjusted EBITDA is not a measure computed in accordance with generally accepted accounting principles in the United States (GAAP). A non-GAAP financial measure is a numerical measure of historical or future financial performance, financial position or cash flows that excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statements of operations, balance sheets, or statements of cash flows (or equivalent statements); or includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measures so calculated and presented.

Adjusted EBITDA is presented and discussed in this news release because management believes it enhances understanding by investors and lenders of the Company’s financial performance. As a complement to financial measures provided in accordance with GAAP, management believes that Adjusted EBITDA assists investors and lenders who follow the practice of some investment analysts who adjust GAAP financial measures to exclude items that may obscure underlying performance outlook and trends and distort comparability. In addition, management believes a presentation of Adjusted EBITDA on a segment and consolidated basis enhances overall understanding of our performance by providing a higher degree of transparency for such items and providing a level of disclosure that helps investors understand how management plans, measures and evaluates our operating performance and allocates capital. Since Adjusted EBITDA is not a measure computed in accordance with GAAP, it is not intended to be presented herein as a substitute to operating income or net income as indicators of the Company’s operating performance. Adjusted EBITDA is the primary performance measurement used by our senior management and our Board of Directors to evaluate operating results and to allocate capital resources between our business segments.

We calculate Adjusted EBITDA as earnings before interest, taxes, depreciation and amortization (EBITDA), which is then adjusted in certain periods to remove or add back items that, in the opinion of management, distort comparability between periods. As shown below in the reconciliation of Adjusted EBITDA to Net Income, the GAAP measure most directly comparable to Adjusted EBITDA, there was one adjustment to EBITDA for the three and nine months ended September 30, 2012

Also provided in the table below is a reconciliation of free cash flow, a non-GAAP measure, to cash flows from operating activities. We believe free cash flow is a useful metric because it represents a measure of how much cash a company has available for discretionary and non-discretionary items after the deduction of capital expenditures. Since free cash flow is not a measure computed in accordance with GAAP, it is not intended to be presented herein as a substitute to cash flows from operating activities as an indicator of our liquidity. Our calculation of free cash flow may be different from the calculation used by other companies; therefore, it may not be comparable to other companies.

Reconciliation of Adjusted EBITDA to Net Income:

	Three Months Ended			Nine Months Ended September 30,
	September 30,		June 30, 2012
	2012	2011		2012	2011
Net income	$7.3	$9.4	$3.4	$28.6	$55.1

Income tax expense	3.1	6.4	2.2	14.2	29.8
Interest expense, net	8.5	8.6	8.6	25.3	25.7
Depreciation and amortization	10.1	10.0	10.1	30.4	30.3

EBITDA	29.0	34.4	24.3	98.5	140.9
Transaction costs	4.5	—	0.6	5.5	—

Adjusted EBITDA	$33.5	$34.4	$24.9	$104.0	$140.9

Reconciliation of Free Cash Flow to Cash Flows from Operating Activities:

	Three Months Ended			Nine Months Ended September 30,
	September 30,		June 30, 2012
	2012	2011		2012	2011
Cash flows from operating activities	$45.1	$36.2	$38.6	$95.2	$44.5
Capital expenditures	(15.1)	(11.8)	(12.9)	(37.9)	(32.6)

Free cash flow	$30.0	$24.4	$25.7	$57.3	$11.9

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